TAX SHARING AGREEMENT

		This Tax Sharing Agreement (the "Agreement"), dated as of this 26th day of March, 1998, by and between Peter Kiewit Sons', Inc., a Delaware corporation ("PKS") and PKS Holdings, Inc., a Delaware corporation, is en-tered into in connection with the Split-Off (as defined below).

		WHEREAS PKS has received the IRS Ruling (as defined below) and the Tax Opinion (as defined below) regarding the tax-free nature of the Split-Off;

		WHEREAS, in connection with the Split-Off, Kiewit Diversified Group Inc., a Delaware corporation, which changed its name to Level 3 Communications, Inc. on January 19, 1998 ("KDG"), will merge with and into PKS
(the "Liquidation");

		WHEREAS, following the Liquidation, PKS will change its name to Level 3 Communications, Inc. ("Level
3"), and PKS Holdings, Inc., will change its name to Peter Kiewit Sons', Inc. ("Kiewit"); and

		WHEREAS the parties hereto desire to set forth their agreement on the proper allocation among Level 3 and Kiewit and their subsidiaries of federal, state, foreign and local taxes;

		NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:


                          	ARTICLE I

                         	DEFINITIONS

		As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

		"AAA" is defined in Section 6.2.

		"After-Tax Basis" means, with respect to any indemnity payment or reimbursement hereunder, taking into account any Taxes imposed upon receipt of such indemnity payment or reimbursement and any Tax Benefit or Tax Detriment resulting to the indemnified or reimbursed party due to such indemnification or reimbursement.
 For this purpose, the applicable State Income Tax rate (taking into account the deductibility of State Income Taxes for federal Income Tax purposes) shall be assumed to equal 3%.

		"Aircraft" means that certain Dassault Falcon 900 aircraft, FAA registration number N349K, together with three installed Garrett model TFE 731-5BR-1C engines and together with all other equipment, accessories, parts and property, installed in or appurtenant to such aircraft or its engines.

		"Class B Stock" means Class B Construction & Mining Group Nonvoting Restricted Redeemable Convertible Exchangeable
Common Stock of PKS, par value $.0625 per share.

		"Class C Stock" means Class C Construction & Mining Group Restricted Redeemable Convertible Exchangeable Common Stock of PKS, par value $.0625 per share.

		"Class D Stock" means Class D Diversified Group
Convertible Exchangeable Common Stock of PKS, par value $.01 per share.

		"Class R Common Stock" means Class R Convertible Common Stock of PKS, par value $.01 per share.

		"Code" means the Internal Revenue Code of 1986 (or, if relevant, the Internal Revenue Code of 1954), as amended, or any successor thereto, as in effect for the taxable period in question.

		"Combined Group" means all the corporations included in a particular Combined State Income Tax Return.

		"Combined Jurisdiction" means, for any taxable period, any jurisdiction in which a Combined State Income Tax Return is filed or required to be filed.

		"Combined State Income Tax Return" means any combined, unitary, or consolidated return or report used in the determina-tion or reporting of a State Income Tax or Net Worth Tax liability (including as a result of a State Determination) with respect to which the Combined Group consists of two or more of the following: (i) a member of the Kiewit Group, (ii) a member of the PKS Group and (iii) a member of the Level 3 Group.

		"Combined State Income Tax Liability" is defined in
Section 3.3(a).

		"Computer" means PKS Computer Services, Inc., a
Delaware corporation.

		"Consolidated Group" means the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which PKS is the common parent.

		"Construction Business" means the construction business conducted by KCG and its subsidiaries.

		"Conversion Event" means final approval by the board of directors of Level 3 prior to June 30, 1998, of the exchange of all of the outstanding Class R Common Stock for Common Stock of Level 3, par value $.01 per share.

		"Covent Agreements" means (i) the Agreement among Covent Vermont Insurance Company, a Vermont corporation which has since been liquidated, Global Surety & Insurance Co., a Nebraska insurance company, and KDG, dated as of November 30, 1992, and
(ii) the Indemnification Agreement between KCG and KDG, dated as of December 25, 1993.

		"Crown Agreements" means the Settlement Agreement dated December 10, 1992, among Crown Cork & Seal Company, Inc.,
Continental Holdings Inc. and PKS, the Purchase Price Adjustment
Agreement, dated December 10, 1992, among Crown Cork & Seal
Company, Inc., Crown Beverage Packaging, Inc., Continental
Holdings Inc. and PKS and all prior agreements modified by such agreements.

		"Due Date" means, with respect to any Tax Return or payment of Taxes, the date on which such Tax Return or payment is required, under applicable law, to be filed or remitted to the appropriate Taxing Authority, taking into account any applicable extensions.

		"Excess Loss Account" is defined in Treasury
Regulations Section 1.1502-19.

		"Extending Party" is defined in Section 5.2(k).

		"Federal Tax Sharing Agreements" means (i) the C Group Federal Tax Sharing Agreement, dated December 29, 1991, among
PKS, KCG and KMG, (ii) the PKS-IS Federal Tax Sharing Agreement, dated December 29, 1991, between PKS and PKS-IS and (iii) the D
Group Federal Tax Sharing Agreement, dated December 29, 1991, between PKS and KDG.

		"Final Federal Determination" means the final resolution of liability for any federal Income Tax for a taxable period, by (i) Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the IRS; (ii) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) a closing agreement or accepted offer in compromise under Section 7121 or Section 7122 of the Code; (iv) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (v) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

		"Income Taxes" means all domestic taxes imposed on net income (including, without limitation, United States federal taxes imposed under Subtitle A of the Code and state and local income taxes imposed under any similar laws of any state or local
Taxing Authority).

		"Indemnified Party" is defined in Section 7.1.

		"Indemnifying Party" is defined in Section 7.1.

		"Integration" means PKS Systems Integration, Inc., a
Delaware corporation.

		"Intercompany Transaction" is defined in Treasury
Regulations Section 1.1502-13.

		"IRS" means the Internal Revenue Service.

		"IRS Ruling" means the private letter ruling issued to PKS by the IRS, dated February 27, 1998, as amended March 9,
1998, with respect to certain federal Income Tax aspects of the Split-Off.

		"KCG" means Kiewit Construction Group Inc., a Delaware corporation.

		"KCP" means KCP, Inc., a Delaware corporation (employer identification number 47-0532558), formerly known as Kiewit Coal
Properties Inc.

		"KDG" is defined in the recitals hereto.

		"Kiewit" is defined in the recitals hereto.

		"Kiewit Group" means the entities set forth in Section 1 of Exhibit 3.2(a) hereto.

		"Kiewit Group State Pro-Forma Return" is defined in
Section 3.3(c).

		"Kiewit Group Tax Liability" is defined in Section
3.2(b).

		"Kiewit Loss" means any net operating loss of a member of the Kiewit Group arising in any taxable period ending after the Split-Off Date that can be carried back, for federal or state
Income Tax purposes, to any taxable year for which a Consolidated
Group federal Income Tax Return was filed or with respect to which State Income Tax was paid by a Combined Group.

		"Kiewit Non-Apportioned Liability" is defined in
Section 3.3(d).

		"Kiewit Pro-Forma Liability" is defined in Section
3.3(b).

		"KMG" means Kiewit Mining Group Inc., a Delaware corporation, incorporated on December 13, 1991.

		"Level 3 Group" means the entities set forth in Section 3 of Exhibit 3.2(a) hereto. In addition, (i) with respect to any taxable period, or portion thereof, after the Split-Off Date, the Level 3 Group shall include Level 3 (the former PKS) and (ii) if the Liquidation occurs prior to the Split-Off Date, all Tax Items of Level 3 that (x) arise after the date of the Liquidation and prior to the day after the Split-Off Date and (y) relate to assets or liabilities received by Level 3 pursuant to the Liquidation, shall be treated as Tax Items of the Level 3 Group.

		"Level 3 Group State Pro-Forma Return" is defined in
Section 3.3(b).

		"Level 3 Loss" means any net operating loss of a member of the Level 3 Group arising in any taxable period ending after the Split-Off Date that can be carried back, for federal or state
Income Tax purposes, to any taxable year for which a Consolidated
Group federal Income Tax Return was filed or with respect to which State Income Tax was paid by a Combined Group.

		"Level 3 Non-Apportioned Liability" is defined in
Section 3.3(d).

		"Level 3 Pro-Forma Liability" is defined in Section
3.3(c).

		"Liability Issue" is defined in Section 5.1(c).

		"Liquidation" is defined in the recitals hereto.

		"Mergers" means the mergers of each of Integration and Computer, with and into a single-member limited liability company of which PKS-IS is the only member, in connection with the Split-
Off.

		"MFS" means MFS Communications Company, Inc, a Delaware corporation.

		"MFS Spin-Off" means the distribution on September 30, 1995, by KDG to PKS of all of the stock of MFS owned by it and the distribution by PKS of such stock to its shareholders.

		"MFS Tax Sharing Agreement" means the tax sharing agreement, dated December 26, 1992, between KDG and MFS.

		"Nebraska Tax Credit Program" means the Employment and Investment Growth Act Project Agreements signed December 30,
1987, and March 21, 1996, between PKS and the State of Nebraska.

		"Net Worth Tax" means any Tax determined on the basis of net worth or capital stock.

		"NOL Refund" is defined in Section 3.8(b).

		"Non-Apportioned Income" means, with respect to any member of the Kiewit Group, the PKS Group or the Level 3 Group, such member's separately determined, apportioned and/or allocated income or loss.

		"Non-Apportionment State Income Tax Liability" means any State Income Tax liability reported on a Combined State
Income Tax Return where the income, loss, Tax Items, apportionment factors, allocable income and apportioned income
(other than any intercompany adjustments) are determined on a separate basis for each member of the Combined Group.

		"Non-Combined Liability" is defined in Section 3.3(g).

		"Non-U.S. Income Taxes" means Canadian federal and provincial income tax, Canadian large corporation Tax, Canadian provincial capital Tax and all other income taxes imposed by a foreign Taxing Authority.

		"Objecting Party" is defined in Section 5.2(k).

		"Other Taxes" means all Taxes other than Income Taxes and Transfer Taxes.

		"PKS" is defined in the recitals hereto.

		"PKS Group" means the entities set forth in Section 2 of Exhibit 3.2(a) hereto for all taxable periods or portions thereof ending on or before the Split-Off Date.

		"PKS Group Tax Liability" is defined in Section 3.2(b).

		"PKS-IS" means PKS Information Services, Inc., a
Delaware Corporation.

		"Proposed Extension" is defined in Section 5.2(k).

		"RAR" means any revenue agent's report with respect to federal Income Taxes.

		"Recapitalization" means the distribution by PKS of shares of Class R Common Stock with respect to outstanding shares of Class C Stock.

		"Ruling Request" means the private letter ruling request filed by PKS with the IRS on October 29, 1997, as supplemented from time to time (including, without limitation, supplements filed with the IRS on January 5, 1998, January 23, 1998, February 5, 1998, February 12, 1998, and February 23,
1998), with respect to certain federal Income Tax aspects of the Split-Off.

		"Separation Agreement" means the Separation Agreement entered into between PKS, Kiewit, KDG and KCG, dated as of December 8, 1997, as amended.

 		"Split-Off" means the distribution by PKS of all the issued and outstanding common stock of Kiewit in a transaction intended to qualify as a tax-free distribution under Sections 355 and 368(a)(1)(D) of the Code and related restructuring transactions described in the Ruling Request, including, without limitation, the Recapitalization and the Mergers.

		"Split-Off Date" means the date determined by the PKS Board of Directors as of which the Split-Off shall be effected.

		"Split-Off Taxes" means (i) corporate-level Taxes attributable to the failure of the Split-Off to qualify as a distribution and reorganization within the meaning of Sections 355 and 368 of the Code or a similar provision under state law,
(ii) federal Income Taxes and State Income Taxes attributable to recognition of gain under Section 367(e) of the Code or a similar provision under state law as a result of the Split-Off, and (iii) federal Income Taxes and State Income Taxes attributable to the recognition of gains with respect to Intercompany Transactions or Excess Loss Accounts or similar items under state law as a result of the Split-Off.

		"State Determination" means the final resolution of State Income Tax liability determined on the basis of a Combined Group by (i) any settlement with any state or local Taxing Authority, (ii) any decision by any state or local agency which becomes final and unappealable, (iii) a decision, judgment, decree or other order of any court of competent jurisdiction which becomes final and unappealable, (iv) a refund or credit in respect of an overpayment of State Income Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) or (v) any other final disposition, including by reason of the expiration of the applicable statute of limitation.

		"State Federal Audit Adjustment" means any federal Income Tax adjustment which must be reported because of the filing of an amended federal Income Tax Return for the Consolidated Group or a non-consolidated affiliate or a Final Federal Determination for the Consolidated Group or a non-consolidated affiliate that must be reported for purposes of any State Income Tax or state Other Tax for any taxable period ending before or including the Split-Off Date.

		"State Income Taxes" means all Income Taxes imposed by any state or political subdivision thereof.

		"Subsidiary" of any party means (i) a corporation of which more than 50% of the voting or capital stock is owned, directly or indirectly, by such party and (ii) any partnership, limited liability company, association or other entity in which such party owns, directly or indirectly, more than 50% of the equity interests or has the power to elect a majority of the members of the governing body of such entity, but only with respect to entity-level Taxes, if any, imposed on such partnership, limited liability company, association or other entity.

		"Tax" and "Taxes" means all Income Taxes, payroll and employee withholding taxes (imposed under Chapters 21 and 24 of the Code or any similar or comparable payroll and employee withholding taxes (including disability withholding taxes imposed by the laws of any Taxing Authority)), other domestic and foreign withholding taxes, sales and use taxes, excise taxes, real and personal property taxes and any other governmental imposition generally referred to as a tax, whether arising before, on, or after the Split-Off Date. Except as otherwise provided herein, any reference to a particular type of tax (or refund thereof) includes interest, additions to tax and penalties that may be payable in respect thereof.

		"Tax Attribute" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other deduction, credit or tax attribute that could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes).

		"Tax Benefit" means a reduction in the Tax liability of a corporation (or of the consolidated or combined group of which it is a member) for any taxable period that arises as a result of any adjustment to, or addition or deletion of, a Tax Item in the computation of the Tax liability of the taxpayer (or the consolidated or combined group of which it is a member).

		"Tax Controversy" means any assessment, proposed assessment, adjustment, determination, protest, litigation or any other similar action or proceeding that has the purpose or effect of redetermining liability for Taxes other than any agent-level audit, review or examination with respect to Taxes.

		"Tax Detriment" means an increase in the Tax liability of a corporation (or of the consolidated or combined group of which it is a member) for any taxable period that arises as a result of any adjustment to, or addition or deletion of, a Tax
Item in the computation of the Tax liability of the taxpayer (or the consolidated or combined group of which it is a member).

		"Tax Item" means any item of income, gain, loss, deduc-tion, credit, recapture of credit, or any other item affecting the determination of Taxes.

		"Tax Opinion" means the opinion issued by Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to PKS, dated March
31, 1998, with respect to certain federal Income Tax aspects of the Recapitalization.

		"Tax Practices" is defined in Section 2.1 hereof.

		"Tax Return" means any return, filing, questionnaire or other document filed or required to be filed, including claims for refund or amended returns that may be filed, for any taxable period with any Taxing Authority in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

		"Taxable Year 1997" means the taxable period ending on December 27 or December 31, 1997, as applicable.

		"Taxable Year 1998" means the taxable period ending on the Split-Off Date or December 26 or 31, 1998, as applicable.

		"Taxing Authority" means a national, municipal, governmental, state, federal, foreign or other body responsible for imposition or collection of any Tax.

		"Transfer Tax" means any state, local or foreign Tax imposed to record a transfer of property other than any sales or use Tax.

		"Treasury Regulations" means the temporary and final Income Tax Regulations promulgated under the Code.

		"WorldCom" means WorldCom, Inc., a Georgia corporation.

                            	ARTICLE II
               	PREPARATION AND FILING OF TAX RETURNS

		Section II.1. Manner of Filing. All Tax Returns filed after the Split-Off Date shall be prepared on a basis that is consistent with the IRS Ruling and the Tax Opinion. All Income
Tax Returns relating to taxable periods ending before or including the Split-Off Date and filed, or caused to be filed, after the date of this Agreement by Level 3, Kiewit or their respective controlled affiliates shall be (i) prepared (in the absence of a controlling change in law or circumstance) in a manner that is consistent with (a) elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Income Tax Returns involving similar items have been filed prior to the Split-Off Date (other than with respect to Tax Items attributable to MFS) and (b) the entity combinations mutually agreed upon by the parties hereto, unless the parties mutually agree to change such elections, accounting methods, conventions, principles of taxation or entity combinations (collectively the "Tax Practices") and (ii) filed on a timely basis (including extensions) by the party responsible for such filing hereunder. Notwithstanding the foregoing, such Tax Returns shall not be required to be prepared in a manner consistent with the Tax Practices to the extent such elections, methods, conventions, principles or entity combinations are al-tered by any IRS audit, Final Federal Determination, state audit or State Determination, in which event the practices required by such audits or determinations may be utilized.

		Section II.2.  Federal Income Tax Returns.

		(a) 	Kiewit shall prepare, or cause to be prepared, all
Tax Returns (other than claims for refund or amended returns) for the Consolidated Group, California Private Transportation Company
L.P. and Express Lanes, Inc., relating to federal Income Taxes for the Taxable Year 1997. Such Tax Returns shall include the
Tax Items required to be reported on such Tax Returns for all members of the Level 3 Group, the PKS Group and the Kiewit Group for the Taxable Year 1997. Level 3 shall provide Kiewit with the information set forth in Exhibit 2.2(a) hereto on or before the dates indicated in such Exhibit 2.2(a) and, as soon as reasonably practicable, any additional information reasonably requested by Kiewit relating to Tax Items for any member of the Level 3 Group or the PKS Group for use by Kiewit in preparing such Tax Returns.
 Kiewit shall prepare the Tax Returns consistently with such information provided by Level 3 to the extent such information is reasonable. On or before the date that is 30 days prior to the Due Date for such Tax Returns Kiewit shall deliver to Level 3 such Tax Returns, and Level 3 shall file such Tax Returns;
provided, however, that if the information described above is provided by Level 3 later than the relevant date set forth in
Exhibit 2.2(a), Kiewit shall have an additional number of days equal to the days by which Level 3 was late in providing such information within which to deliver such Tax Returns to Level 3.

		(b) 	Level 3 shall prepare and file, or cause to be
prepared and filed, all Tax Returns for the Consolidated Group
(other than Tax Returns that include only members of the Kiewit
Group) relating to federal Income Taxes for the Taxable Year
1998. Such Tax Returns shall include all Tax Items required to be reported on such Tax Returns for all members of (i) the Kiewit Group for the short taxable year ending on the Split-Off Date,
(ii) the PKS Group and (iii) the Level 3 Group. On or before the date that is 90 days prior to the Due Date for such Tax Returns for the Taxable Year 1998, Kiewit shall provide Level 3 with its pro-forma federal Income Tax Returns and supporting schedules
(other than foreign income information, which shall be provided on the date that is 45 days prior to such Due Date) for the portion of the taxable period beginning December 28, 1997 (for
Kiewit Group members with taxable years ending on the last
Saturday in December) or January 1, 1998 (for other Kiewit Group members) and, in each case, ending on and including the Split-Off Date. Such pro-forma Tax Returns and supporting schedules shall show the federal Income Tax liability of the Kiewit Group, computed as if the members of the Kiewit Group filed a consolidated federal Income Tax Return on a stand-alone basis and taking into account Tax Items only to the extent such Tax Items are attributable to the Kiewit Group, for use by Level 3 in preparing and filing federal Income Tax Returns for the Consolidated Group for the Taxable Year 1998. As soon as reasonably practicable, Kiewit shall provide Level 3 with any other information reasonably requested by Level 3 relating to Tax Items for any member of the Kiewit Group for use by Level 3 in preparing such Consolidated Group Tax Returns. Level 3 shall file the Tax Returns for the Consolidated Group for the Taxable
Year 1998 consistently with such pro-forma Tax Returns, supporting schedules and additional information, as applicable, provided by Kiewit to the extent such pro-forma Tax Returns, supporting schedules and additional information are reasonable.
Level 3 shall deliver to Kiewit copies of each such Consolidated
Group Tax Return 30 days prior to Level 3's filing of such Tax
Return with the IRS; provided, however, that if the information described above is provided by Kiewit later than the relevant date set forth above, Level 3 shall have an additional number of days equal to the days by which Kiewit was late in providing such information within which to deliver copies of such Tax Returns to Kiewit.

		(c)	Level 3 shall prepare and file, or cause to be
prepared and filed, all claims for refund and amended Tax Returns relating to federal Income Taxes of the Consolidated Group for all taxable periods. As soon as reasonably practicable after request therefor, Kiewit shall provide Level 3 with any information reasonably requested by Level 3 for use by Level 3 in preparing such claims for refund and amended Tax Returns.

		Section II.3.  State Income and Non-U.S. Income Tax
Returns.

		(a) 	Except as otherwise provided in this Section 2.3,
Kiewit and Level 3 each shall prepare and file, or cause to be prepared and filed, all appropriate Tax Returns relating to all State Income Taxes or Non-U.S. Income Taxes imposed on any member of the Kiewit Group or the Level 3 Group, respectively.

		(b) 	Kiewit shall prepare or cause to be prepared any
Tax Returns (other than claims for refund or amended returns) relating to State Income Taxes and Non-U.S. Income Taxes imposed upon any member of the Kiewit Group, the PKS Group or the Level 3
Group for the Taxable Year 1997 if a member of the Kiewit Group prepared a similar Tax Return for such member in the immediately preceding taxable year. On or before the date that is 15 days prior to the Due Date for any such State Income Tax or Non-U.S.
Income Tax Return, Kiewit shall deliver to Level 3 (i) any such
Tax Return required to be filed by any member of the Level 3
Group or the PKS Group, and Level 3 shall file, or cause to be filed, such Tax Return and (ii) a copy of any such Tax Return that includes a member of the PKS Group or the Level 3 Group required to be filed by any member of the Kiewit Group, and Kiewit shall file, or cause to be filed, such Tax Return;
provided, however, that if the information described in subsection (c) below is provided by Level 3 later than May 15 or September 1, 1998, as applicable, Kiewit shall have an additional number of days equal to the days by which Level 3 was late providing such information within which to deliver such Tax
Returns or copies thereof to Level 3.

		(c) 	No later than May 15, 1998, Level 3 shall provide
Kiewit with all information that has been reasonably requested by Kiewit as of the date hereof to determine State Income Tax, Net
Worth Tax, apportionment factors or foreign income and any other data necessary to prepare any Tax Return required to be prepared by Kiewit pursuant to Section 2.3(b) above, including, but not limited to, all information required to claim any credits pursuant to the Nebraska Tax Credit Program; provided, however, that Level 3 shall not be required to provide Kiewit with information described in Section 6 of Exhibit 2.2(a) until September 1, 1998.

		(d) 	For any Combined Jurisdiction, Level 3 shall
prepare each Combined State Income Tax Return for the taxable year including the Split-Off Date (which Tax Returns shall include such entities as are mutually agreed upon by Kiewit and Level 3) and, except as provided in Section 2.3(e), all claims for refund and amended Tax Returns with respect to Combined State Income Tax Returns for all prior periods. On or before June 1, 1999, Kiewit shall provide Level 3 with all information that has been reasonably requested by Level 3 to determine State Income
Tax, Net Worth Tax, apportionment factors and any other data necessary to prepare any such Tax Return (other than foreign income information, which shall be provided on or before August
15, 1999), including, but not limited to, all information relating to any member of the Kiewit Group that is required to claim any credits pursuant to the Nebraska Tax Credit Program.
Level 3 shall prepare any such Tax Return consistently with the information provided by Kiewit to the extent such information is reasonable. Level 3 shall deliver to Kiewit a copy of any such Combined State Income Tax Return no later than 15 days prior to the Due Date of such Tax Return, and Level 3 or the appropriate member of the Level 3 Group shall file such Tax Return; provided, however, that if the information described above is provided by Kiewit later than June 1 or August 15, 1999, as applicable, Level
3 shall have an additional number of days equal to the days by which Kiewit was late providing such information within which to deliver a copy of such Tax Return to Kiewit.

		(e) 	Kiewit and Level 3 shall each be responsible for
any State Federal Audit Adjustment with respect to any member of the Kiewit Group or the Level 3 Group, respectively, other than a State Federal Audit Adjustment affecting a Combined State Income
Tax Return. Kiewit shall prepare or cause to be prepared, where mutually agreed by the parties, any Combined State Income Tax
Return required to be filed as a result of a State Federal Audit
Adjustment for any taxable period ending on or before December
31, 1997, and any such Tax Return shall be filed by the appropriate entity. Level 3 shall prepare or cause to be prepared, where mutually agreed by the parties, any Combined
State Income Tax Return required to be filed as a result of a State Federal Audit Adjustment for the taxable year that includes the Split-Off Date, and any such Tax Return shall be filed by the appropriate entity.

		Section II.4. Estimated Tax Returns. Level 3 shall prepare and file, or cause to be prepared and filed, all Tax
Returns relating to installments of estimated federal Income
Taxes for the Taxable Year 1998 and installments of estimated
State Income Taxes for any Combined Group for the Taxable Year
1998. Kiewit shall provide to Level 3 all information requested by Level 3 that relates to the Kiewit Group and is necessary for the determination of such estimated Tax installments on or before the date that is 5 days prior to the Due Date for such Tax
Returns. Kiewit shall assist Level 3 in preparing Tax Returns relating to installments of estimated State Income Tax for the first quarter of the Taxable Year 1998.

		Section II.5. Post-Split-Off Income Tax Returns. Kiewit shall prepare and file, or cause to be prepared and filed, all Tax Returns relating to Income Taxes for the Kiewit Group for all taxable periods beginning after the Split-Off Date. Level 3 shall prepare and file, or cause to be prepared and filed, all Tax Returns relating to Income Taxes for the Level 3 Group or the PKS Group for all taxable periods ending after December 27 or December 31, 1997, as applicable.

		Section II.6.  Transfer and Other Tax Returns.

		(a)	Transfer Taxes.  Kiewit and Level 3 shall prepare
and file, or cause to be prepared and filed, all Tax Returns relating to Transfer Taxes imposed with respect to members of the Kiewit Group or the Level 3 Group, respectively, for all transfers, whether occurring before, on or after the Split-Off
Date.

		(b)	Other Taxes.  Kiewit and Level 3 shall prepare and
file, or cause to be prepared and filed, on a timely basis, all Tax Returns relating to Other Taxes imposed with respect to any member of the Kiewit Group or the Level 3 Group, respectively, except that Kiewit shall prepare and file, or cause to be prepared and filed, all Other Tax Returns relating to the Nebraska Tax Credit Program for the Taxable Year 1997.

		Section II.7. Other Party's Approval Prior to Filing. Notwithstanding anything in this Agreement to the contrary, each
Tax Return prepared by any member of the Kiewit Group pursuant to Sections 2.2, 2.3 or 2.6 hereunder shall be subject to the approval (which shall not be unreasonably withheld) of Level 3, prior to filing of such Tax Return, with respect to portions of such Tax Return that relate primarily to any member of the Level
3 Group or the PKS Group, and each Tax Return prepared by any member of the Level 3 Group pursuant to Sections 2.2, 2.3, 2.4,
2.5 or 2.6 hereunder that relates to any taxable period ending prior to or including the Split-Off Date shall be subject to the approval (which shall not be unreasonably withheld) of Kiewit, prior to filing of such Tax Return, with respect to portions of such Tax Return that relate primarily to any member of the Kiewit
Group or the PKS Group. A party shall be deemed to have unreasonably withheld its approval of a Tax Return unless, as the basis for withholding such approval, the party demonstrates (by means of a written explanation in sufficient detail to permit such conclusion to be verified) that there is no reasonable basis for a position taken in such Tax Return or that the other party has failed to comply with the requirements of Section 2.1 hereof with respect to the relevant portions of such Tax Return. The failure of a party to propose any changes to any such Tax Return within 10 days after receipt thereof shall be deemed to constitute approval thereof. The parties shall attempt in good faith to resolve any disagreements regarding such portions of such Tax Return prior to the Due Date for filing thereof;
provided, however, that if any such disagreements are not resolved prior to such date, the party responsible for filing the Tax Return hereunder shall file, or cause to be filed, such Tax
Return in the form and manner in which it was prepared (or as revised to reflect resolution of any such disagreements which were resolved). Any disagreements regarding such portions of such Tax Return which are not resolved prior to the filing thereof shall be resolved promptly pursuant to Article VI hereof.

                           ARTICLE III
          	LIABILITY, PAYMENTS, REFUNDS AND DEFICIENCIES

		Section III.1. Liability. Except to the extent that the parties may agree otherwise in writing, the Level 3 Group and the Kiewit Group shall be liable for their respective shares of Income Taxes, Transfer Taxes and Other Taxes as provided in this
Article III.

		Section III.2.  Allocation of Federal Income Taxes.

		(a)	In General.  Except as otherwise expressly
provided herein, for each taxable period ending before or including the Split-Off Date for which PKS or Level 3 filed or will file a consolidated federal Income Tax Return that includes any member of the Kiewit Group or the PKS Group, the Consolidated Group's federal Income Tax liability shall be allocated between the Level 3 Group and the Kiewit Group as set forth below.

		(b)	Kiewit Group Tax Liability.  Except as provided in
Section 3.2(e), the Kiewit Group's allocable share of the Consolidated Group's federal Income Tax liability shall equal the Kiewit Group Tax Liability (as defined below) for the applicable taxable year, as increased to reflect the Kiewit Group's "limited items" and 50% of the PKS Group's "limited items" that cannot be utilized by the Consolidated Group for the applicable taxable year. Such "limited items" may include, but are not limited to, limits on percentage depletion, limits on charitable contributions, current year and carryover/carryback net operating losses and capital losses (including separate return limitation years), other special deductions and current year and carryover/carryback credits (e.g., foreign tax credits, investment tax credits, etc.). If the Consolidated Group is subject to the alternative minimum Tax for any applicable year other than the Taxable Year 1998, Kiewit will also be allocated a portion of such Tax based on its alternative minimum taxable income over the Consolidated Group's alternative minimum taxable income plus 50% of the PKS Group's alternative minimum taxable income over the Consolidated Group's alternative minimum taxable income. The Kiewit Group will then be liable for the Kiewit
Group's allocable share of the alternative minimum Tax plus 50% of the PKS Group's allocable share of the alternative minimum Tax in addition to the Kiewit Group Tax Liability.

		(i)	The "Kiewit Group Tax Liability" means the regular
Tax liability computed by taking into account all Tax Items of the Kiewit Group and 50% of all Tax Items of the PKS
Group as if all such Tax Items were included in a consolidated federal Income Tax Return on a stand-alone basis and disregarding the computation of the alternative minimum Tax.

		(ii)	If the Kiewit Group has foreign Tax credits that
are "limited items" because foreign Tax credits attributable to the Level 3 Group are utilized by the Consolidated Group for the applicable taxable year under applicable Treasury
Regulations, it shall be assumed, solely for purposes of this Article III (including for all prior and subsequent taxable periods), that the Consolidated Group utilizes the foreign Tax credits attributable to the Kiewit Group prior to utilizing foreign Tax credits attributable to the Level 3
Group.

		(c)	Level 3 Group Tax Liability.   Except as provided
in Section 3.2(e), the Level 3 Group's allocable share of the Consolidated Group's federal Income Tax liability shall equal the excess of the Consolidated Group's federal Income Tax Liability over the Kiewit Group's allocable share, as determined under
Section 3.2(b) above, of such liability.

		(d)	Tax Savings- Liability by Level 3 Group to Kiewit
Group.  Subject to the provisions of Section 3.8, the Level 3
Group shall be liable to the Kiewit Group for an amount equal to the reduction in the Consolidated Group's federal Income Tax liability for the applicable year resulting from Tax Benefits generated by the Kiewit Group plus 50% of the Tax Benefits generated by the PKS Group, but only to the extent such Tax
Benefits have not been used in reducing the Kiewit Group's allocable share of the Consolidated Group's federal Income Tax liability under Section 3.2(b).

		(e)	Recomputation of Allocations.  Except as otherwise
provided in Section 3.8, amounts allocated between the parties with respect to the Consolidated Group's federal Income Tax liability for any taxable period ending before or including the Split-Off Date shall be recomputed under this Section 3.2 when necessary to reflect adjustments (whether by means of Tax
Returns, Tax audits or Final Federal Determinations) in the
Consolidated Group's federal Income Tax Liability or in the
Kiewit Group Tax Liability or the Level 3 Group Tax Liability.
For purposes of such recomputation and Section 3.6, it shall be assumed that any prior allocation was consistent with this
Section 3.2, that all required payments were made by the appropriate parties and that any additional Income Tax imposed upon the Consolidated Group as a result of PKS' non-distribution of earnings shall be allocated to the Level 3 Group. In any case where the Consolidated Group elects to pay an asserted Tax deficiency, the amounts allocated hereunder shall be computed at the time of such payment and then recomputed, if necessary, at the time of the Final Federal Determination.

		Section III.3.  Allocation of State Income Taxes.

		(a)	In General.  Except as otherwise expressly
provided herein, for each taxable period (or portion thereof) ending before or including the Split-Off Date for which the State Income Tax liability of the members of the Level 3 Group, the Kiewit Group or the PKS Group is determined on a Combined State Income Tax Return basis, the aggregate State Income Tax liability of the Level 3 Group, the PKS Group and the Kiewit Group in a particular state (other than any Non-Apportionment State Income Tax Liability) (the "Combined State Income Tax Liability") shall be allocated between the Level 3 Group and the Kiewit Group as set forth below. Notwithstanding the foregoing, if any Net Worth Tax is reported on a Combined State Income Tax Return, such Net Worth Tax shall be allocated consistently with the principles of this Section 3.3 relating to State Income Taxes.

		(b)	Kiewit Group Liability.  Except as provided in
Sections 3.3(e), (f) or (g) and 3.5, the Kiewit Group's allocable share of the Combined State Income Tax Liability in each applicable state shall be equal to the Kiewit Pro-Forma Liability for such state, as modified below. The "Kiewit Pro-Forma
Liability" shall equal the Combined State Income Tax Liability less the liability reflected on the Level 3 Group State Pro-Forma Return. The "Level 3 Group State Pro-Forma Return" means a combined Tax Return computed on a pro-forma basis for the Level 3 Group utilizing the combined apportionment factor applicable in the Combined State Income Tax Return and taking into account all income, loss and other Tax Items of the Level 3 Group and 50% of the income, loss and other Tax Items of the PKS Group, in each case utilizing such Tax Items to the same extent that they are utilized in the Combined State Income Tax Return, notwithstanding that such pro-forma computation may result in a negative Kiewit Pro-Forma Liability. The Kiewit Group's allocable share of the Combined State Income Tax Liability shall equal the Kiewit Pro-
Forma Liability, except that, to the extent that (i) the Kiewit Pro-Forma Liability is less than zero, the Kiewit Group's allocable share of the Combined State Income Tax Liability shall equal zero and (ii) the Kiewit Pro-Forma Liability is greater than the Combined State Income Tax Liability, the Kiewit Group's allocable share of the Combined State Income Tax Liability shall be 100% and any excess of such Kiewit Pro-Forma Liability over the Combined State Income Tax Liability shall be paid by Kiewit to Level 3.

		(c)	Level 3 Group Liability.  Except as provided in
Sections 3.3(e), (f) or (g) and 3.5, the Level 3 Group's allocable share of the Combined State Income Tax Liability in each applicable state shall be equal to the Level 3 Pro-Forma
Liability for such state, as modified below.  The "Level 3 Pro-
Forma Liability" shall equal the Combined State Income Tax
Liability less the liability reflected on the Kiewit Group State
Pro-Forma Return. The "Kiewit Group State Pro-Forma Return" means a combined Tax Return computed on a pro-forma basis for the Kiewit Group utilizing the combined apportionment factor applicable in the Combined State Income Tax Return and taking into account all income, loss and other Tax Items of the Kiewit
Group and 50% of the income, loss and other Tax Items of the PKS
Group, in each case utilizing such Tax Items to the same extent that they are utilized in the Combined State Income Tax Return, notwithstanding that such pro-forma computation may result in a negative Level 3 Pro-Forma Liability. The Level 3 Group's allocable share of the Combined State Income Tax Liability shall equal the Level 3 Pro-Forma Liability, except that, to the extent that (i) the Level 3 Pro-Forma Liability is less than zero, the Level 3 Group's allocable share of the Combined State Income Tax
Liability shall equal zero and (ii) the Level 3 Pro-Forma
Liability is greater than the Combined State Income Tax
Liability, the Level 3 Group's allocable share of the Combined
State Income Tax Liability shall be 100% and any excess of such Level 3 Pro-Forma Liability over the Combined State Income Tax
Liability shall be paid by Level 3 to Kiewit.

		(d)	Non-Apportionment States. Except as provided in
Sections 3.3(e) and (f) and Section 3.5, the Kiewit Group's share of the Non-Apportioned State Income Tax Liability (the "Kiewit Non-Apportioned Liability") shall equal the sum of each Kiewit
Group member's, and 50% of each PKS Group member's, separately determined State Income Tax liability computed on its respective Non-Apportioned Income, notwithstanding that such separately determined liability may be negative. Except as provided in Sections 3.3(e) and (f) and Section 3.5, the Level 3 Group's share of the Non-Apportioned State Income Tax Liability (the
"Level 3 Non-Apportioned Liability") shall equal the sum of each Level 3 Group member's, and 50% of each PKS Group member's, separately determined State Income Tax liability computed on its respective Non-Apportioned Income, notwithstanding that such separately determined liability may be negative. To the extent that the Kiewit Non-Apportioned Liability is a negative amount, Level 3 shall pay Kiewit for only the amount of credit or loss utilized to reduce (but not below zero) the Non-Apportioned State Income Tax Liability. To the extent that the Level 3 Non-
Apportioned Liability is a negative amount, Kiewit shall pay
Level 3 for only the amount of credit or loss utilized to reduce
(but not below zero) the Non-Apportioned State Income Tax
Liability. If the Combined State Income Tax Return results in a net loss, Kiewit's share of such net loss shall equal the Kiewit Group's and 50% of the PKS Group's separate Non-Apportioned
Income to the extent that such separate Non-Apportioned Income reduces the combined Non-Apportioned Income below zero. If the Combined State Income Tax Return results in a net loss, Level 3's share of such net loss shall equal the Level 3 Group's and 50% of the PKS Group's separate Non-Apportioned Income to the extent that such separate Non-Apportioned Income reduces the combined Non-Apportioned Income below zero.

		(e)	Intercompany Distributions.  To the extent that a
PKS Group member has received a distribution from a member of the Kiewit Group or the Level 3 Group that results in any additional
Combined State Income Tax Liability, then, for purposes of (and notwithstanding anything to the contrary in) Sections 3.3 (b) and
(c), the amount of such distribution that is treated as taxable income of such Combined Group shall be allocated 100% to the group that includes the member that made such distribution. To the extent that a PKS Group member has received a distribution from a member of the Kiewit Group or the Level 3 Group that results in any additional (i) State Income Tax liability with respect to a member of the PKS Group (other than pursuant to a Combined State Income Tax Return) or (ii) Non-Apportioned State
Income Tax Liability, then, for purposes of (and notwithstanding anything to the contrary in) Sections 3.3(d) and (j), the amount of such additional State Income Tax liability or Non-Apportioned
State Income Tax Liability shall be allocated 100% to the group that includes the member that made such distribution.

		(f)	Recomputation of Allocations.  Except as otherwise
provided in Section 3.8, amounts allocated between the parties with respect to any Combined State Income Tax Return shall be recomputed under this Section 3.3 if adjustments are made to such Combined State Income Tax Return as a result of Tax Returns,
State Federal Audit Adjustments, State Determinations or Tax audits. For purposes of such recomputation and Section 3.6, it shall be assumed that any prior allocation was consistent with this Section 3.3, that all required payments were made by the appropriate parties and that any additional State Income Tax imposed upon a Combined Group as a result of PKS' non-distribution of earnings shall be allocated to the Level 3 Group.
 Any increase or decrease in Combined State Income Tax Liability or Non-Apportionment State Income Tax Liability arising from a
State Determination shall, to the extent that it reflects a percentage settlement of multiple proposed deficiencies or overpayments, be allocated between the groups in proportion to the manner in which the settled deficiencies or overpayments would have been allocated if settled for the full amount of such deficiencies or overpayments. In any case where the Combined
Group elects to pay an asserted Tax deficiency, the amounts allocated hereunder shall be computed at the time of such payment and then recomputed, if necessary, at the time of the State
Determination.

		(g)	Change in Group Members.  Notwithstanding anything
herein to the contrary other than Section 3.3(d), in the event that a State Determination results in a Combined Group where a Combined State Income Tax Return was not filed as the original
Tax Return, and if such combination of entities results in a greater State Income Tax liability than if such entities had not been combined, then neither the Kiewit Group nor the Level 3
Group shall be allocated any lesser amount of the Combined State
Income Tax Liability resulting from such State Determination than such group's "Non-Combined Liability." Each group's "Non-
Combined Liability" shall equal the aggregate amount of State
Income Tax that all members of such group would have paid to such state for such year had such members not been combined (except to the extent previously combined in the original Tax Returns), but taking into account all other adjustments to Tax Items reflected in the State Determination (whether included as a result of the state audit or included as the result of prior amended Tax
Returns) as if included in the original Tax Returns filed in such state for such year.

		(h)	Kiewit Group Separate Tax Returns.  For each
taxable period (or portion thereof) relating to State Income
Taxes imposed on any member of the Kiewit Group, except for State
Income Taxes with respect to Combined Jurisdictions, such Taxes shall be allocated solely to the Kiewit Group.

		(i)	Level 3 Group Separate Tax Returns.  For each
taxable period (or portion thereof) relating to State Income
Taxes imposed on any member of the Level 3 Group, except for State Income Taxes with respect to Combined Jurisdictions, such
Taxes shall be allocated solely to the Level 3 Group.

		(j)	PKS Group Separate Tax Returns.    Except as
provided in Section 3.5, for each taxable period (or portion thereof) relating to State Income Taxes imposed on any member of the PKS Group, except for State Income Taxes imposed with respect to jurisdictions in which such member of the PKS Group is included in a Combined State Income Tax Return, the Kiewit Group and the Level 3 Group each shall be allocated 50% of such State Income Taxes.

		Section III.4. Transfer Taxes and Other Taxes. Except as provided in Section 3.5, for all taxable periods or portions thereof ending on or before the Split-Off Date, (i) the Level 3
Group shall be liable for all Transfer Taxes and Other Taxes imposed on any member of the Level 3 Group, (ii) the Kiewit Group shall be liable for all Transfer Taxes and Other Taxes imposed on any member of the Kiewit Group and (iii) the Level 3 Group and the Kiewit Group shall each be liable for 50% of the Transfer
Taxes and Other Taxes imposed on any member of the PKS Group.
For all subsequent taxable periods, the Level 3 Group shall be liable for all Transfer Taxes and Other Taxes relating to the Level 3 Group and the PKS Group, and the Kiewit Group shall be liable for all Transfer Taxes and Other Taxes relating to the Kiewit Group.

		Section III.5.  Split-Off Taxes.    Except as otherwise
provided in Sections 4.2 and 4.3, Split-Off Taxes shall be allocated between the Level 3 Group and the Kiewit Group as set forth below.

		(a)	General Allocation.  82.5% of any Split-Off Taxes
shall be allocated to the Level 3 Group and 17.5% of any Split-
Off Taxes shall be allocated to the Kiewit Group.

		(b)	Conversion Event Allocation.  Notwithstanding
subsection (a) above, if a Conversion Event has occurred, 50% of any Split-Off Taxes shall be allocated to the Level 3 Group and 50% of any Split-Off Taxes shall be allocated to the Kiewit
Group.

		Section III.6.  Payment of Taxes.

		(a)	Federal Income Taxes.  For the Taxable Year 1997
and the Taxable Year 1998, Kiewit shall pay to Level 3, prior to the Due Date of the corresponding Tax Return, an amount equal to
(i) the amount of the federal Income Tax liability allocated to the Kiewit Group under this Article III for the relevant period, less (ii) any estimated Tax, deposits or other amounts paid by a member of the Kiewit Group to the IRS or a member of the Level 3
Group or the PKS Group in respect of such Tax for such periods.
Level 3 shall be responsible for the payment to the IRS of the federal Income Tax liability of the Consolidated Group for the Taxable Year 1997 and the Taxable Year 1998.

		(b)	Adjustment of Amounts Paid for Taxable Year 1997.
  As soon as reasonably practicable following the Due Date of the applicable Tax Return, Kiewit shall redetermine its allocable share of the Consolidated Group's federal Income Tax liability for the Taxable Year 1997 under this Article III and, if such share is greater or less than the amount previously paid by Kiewit to Level 3 pursuant to Section 3.6(a), then Kiewit or
Level 3, as the case may be, shall pay to the other the difference as soon as reasonably practicable after Kiewit makes such determination.

		(c)	Estimated Federal Income Tax Payments.  For the
Taxable Year 1998, Kiewit shall determine the amount of the estimated federal Tax installment payments due as a result of the federal Income Tax that is allocable to the Kiewit Group under this Article III, and Kiewit shall, prior to April 15, 1998, pay to Level 3 the amount so determined. Level 3 shall be responsible for the payment to the IRS of all estimated federal
Income Tax installments of the Consolidated Group for the Taxable
Year 1998. On or before June 15, 1998, Kiewit shall redetermine the Kiewit Group's estimated allocable share of the Consolidated Group's federal Income Tax liability for the Taxable Year 1998 as provided herein and, if such share is greater or less than the amount of estimated installments previously paid by Kiewit to Level 3 pursuant to this Section 3.6(c), then Kiewit or Level 3, as the case may be, shall pay to the other the difference as soon as practicable after Kiewit makes such determination. Prior to the Due Date for the Consolidated Group's federal Income Tax
Return for the Taxable Year 1998, Kiewit shall redetermine the Kiewit Group's allocable share of the Consolidated Group's federal Income Tax liability for the Taxable Year 1998 under this
Article III and, if such share is greater or less than the amount of estimated installments previously paid by Kiewit to Level 3 pursuant to this Section 3.6(c), as previously adjusted pursuant to this Section 3.6(c), then Kiewit or Level 3, as the case may be, shall pay to the other the difference as soon as reasonably practicable after Kiewit makes such determination and in no event later than such Due Date.

		(d)	Federal Income Tax Deficiencies and Overpayments.
 In the event of a federal Income Tax deficiency or overpayment with respect to the Consolidated Group as a result of an audit or Final Federal Determination (notwithstanding that a deficiency and an overpayment may offset each other): (i) Level 3 shall be responsible for the timely payment of any such federal Income Tax deficiency, and Kiewit shall pay to Level 3 the Kiewit Group's allocable share of such deficiency within 5 days of Level 3's payment to the IRS with respect to such deficiency; provided, however, that Kiewit instead may pay its allocable share of such deficiency directly to the IRS to the extent permitted under applicable law; and (ii) the Level 3 Group or the Kiewit Group, as the case may be, shall pay to the other its allocable share of any such overpayment within 5 days of receiving such overpayment.

		(e)	State Income Taxes.

			(i)	Combined State Income Tax Returns.  For any
taxable period (or portion thereof) that ends before or includes the Split-Off Date and for which a State Income Tax is determined on the basis of a Combined State Income Tax
Return, (x) where Level 3 or a member of the Level 3 Group is the entity responsible for filing the Combined State
Income Tax Return, Level 3 shall be responsible for the timely payment of the estimated and total Combined State
Income Tax Liability and Non-Apportionment State Income Tax
Liability of the Combined Group to the appropriate Taxing
Authority and (y) where Kiewit or a member of the Kiewit
Group is the entity responsible for filing the Combined
State Income Tax Return, Kiewit shall be responsible for the timely payment of the estimated and total Combined State
Income Tax Liability and Non-Apportionment State Income Tax
Liability of the Combined Group to the appropriate Taxing
Authority.  Prior to the Due Date of any such Combined State
Income Tax Return that is filed by or the responsibility of Level 3 or a member of the Level 3 Group hereunder, Kiewit shall pay to Level 3 an amount equal to (x) the Taxes, if any, allocated to the Kiewit Group under this Article III with respect to such Combined State Income Return, less (y) any estimated Tax, deposits or other amounts paid (or deemed to be paid under Section 3.3(f)) by a member of the Kiewit
Group to the appropriate state Taxing Authority or to a member of the Level 3 Group or the PKS Group in respect of such Taxes for such period. Prior to the Due Date of any such Combined State Income Tax Return that is filed by or the responsibility of Kiewit or a member of the Kiewit Group hereunder, Level 3 shall pay to Kiewit an amount equal to
(x) the Taxes, if any, allocated to the Level 3 Group under this Article III with respect to such Combined State Income
Tax Return, less (y) any estimated Tax, deposits or other amounts paid (or deemed to be paid under Section 3.3(f)) by a member of the Level 3 Group to the appropriate Taxing
Authority or to a member of the Kiewit Group in respect of such Taxes for such period.

			(ii)	Kiewit Group State Income Tax Returns.
Kiewit shall be responsible for the timely payment of the estimated and total State Income Tax liabilities of any member of the Kiewit Group for any taxable period that ends prior to or includes the Split-Off Date and for which a State Income Tax of any member of the Kiewit Group is deter-mined on a basis other than a Combined State Income Tax
Return.

			(iii)	Level 3 Group and PKS Group State Income
Tax Returns. Level 3 shall be responsible for the timely payment of the estimated and total State Income Tax liabilities of any member of the Level 3 Group or the PKS
Group for any taxable period that ends prior to or includes the Split-Off Date and for which a State Income Tax of any member of the Level 3 Group or the PKS Group is determined on a basis other than a Combined State Income Tax Return.

		(f)	Estimated State Income Tax Payments.  For the
Taxable Year 1998, with respect to any State Income Tax liability of any member of the Level 3 Group, the Kiewit Group or the PKS
Group which is determined on the basis of a Combined State Income
Tax Return, the entity responsible for filing such Combined State Income Tax Return shall reasonably estimate the amount of any estimated State Income Tax installment allocable to the other group under the principles of this Article III, and Kiewit or Level 3, as the case may be, shall, on or before the Due Date of the corresponding estimated Tax payment to the state or local
Taxing Authority, pay to the other party the amount so determined. If either group's allocable share of the Combined
State Income Tax Liability or Non-Apportionment State Income Tax Liability for the Taxable Year 1998 is less than the amount of estimated installments paid by such group, then such group shall pay such difference to the other group before the Due Date of the Combined State Income Tax Return.

		(g)	State Income Tax Deficiencies.  In the event of a
State Income Tax deficiency or a State Income Tax overpayment with respect to a Combined Group as a result of an audit, State
Determination or State Federal Audit Adjustment (notwithstanding that a deficiency and an overpayment may offset each other): (i) the party responsible for payment to the applicable Taxing
Authority with respect to any Combined State Income Tax Liability or Non-Apportionment State Income Tax Liability hereunder shall be responsible for payment of any such deficiency with respect to such Combined State Income Tax Liability or Non-Apportionment
State Income Tax Liability, and the other party shall pay to the responsible party such other party's allocable share of such deficiency within 5 days of payment to the applicable Taxing
Authority with respect to such deficiency; provided, however, that the other party instead may pay its allocable share of such deficiency directly to the applicable Taxing Authority to the extent permitted under applicable law; and (ii) the Level 3 Group or the Kiewit Group, as the case may be, shall pay to the other its allocable share of any such overpayment within 5 days of receiving such overpayment.

		(h)	Transfer Taxes and Other Taxes.  For any taxable
period (or portion thereof) that ends before or includes the Split-Off Date, Kiewit and Level 3 shall make payments with respect to Transfer Taxes and Other Taxes in accordance with the principles of Section 3.4. Level 3 shall make all payments for any member of the PKS Group.

		Section III.7. Liability for Taxes with Respect to Post-Split-Off Taxable Periods. Unless otherwise provided in this Agreement, the Level 3 Group shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to taxable periods beginning after the Split-Off Date that are attributable to members of the Level 3 Group. Unless otherwise provided in this Agreement, the Kiewit Group shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to taxable periods beginning after the Split-Off Date that are attributable to members of the Kiewit Group.

		Section III.8.  Refunds and Carrybacks as to
Consolidated Group Tax Returns and Combined State Income Tax
Returns.

		(a)	Refunds.  With respect to the Consolidated Group
refunds for the taxable years 1984 through 1990 that were issued by the IRS to PKS in 1997 in the total amount of $122,319,455, Kiewit shall be entitled to (i) if a Conversion Event has not occurred, $13,850,000 of such refund plus interest accrued after July 31, 1997, at a rate of LIBOR plus 87 1/2 basis points, and (ii) if a Conversion Event has occurred, $4,950,000 of such refund plus interest accrued after July 31, 1997, at a rate of LIBOR plus 87 1/2 basis points. Level 3 shall pay, or cause to be paid, such amounts to Kiewit no later than June 30, 1998.

		(b)	Carrybacks.

			(i) If a Conversion Event has not occurred, (x) Level 3 shall be entitled to 100% of any refund for any Tax obtained by the Consolidated Group (or any member of the Consolidated Group in a Combined Jurisdiction), whether by refund, offset against other Taxes or otherwise (an "NOL
Refund"), as a result of the carryback of Level 3 Losses to offset income attributable to the Level 3 Group for any taxable period ending before or including the Split-Off
Date; (y) Kiewit shall be entitled to 100% of any NOL Refund obtained as a result of the carryback of Kiewit Losses to offset income attributable to the Kiewit Group for any taxable period ending before or including the Split-Off
Date; and (z) each of Level 3 and Kiewit shall be entitled to 50% of any other NOL Refund. For purposes of this subsection (i), (x) Level 3 Losses shall be deemed to offset income generated by the Level 3 Group first, then income generated by the PKS Group, and then income generated by the Kiewit Group last, and (y) Kiewit Losses shall be deemed to offset income generated by the Kiewit Group first, then income generated by the PKS Group, and then income generated by the Level 3 Group last.

			(ii) If a Conversion Event has occurred, (x) Kiewit shall be entitled to 100% of any NOL Refund obtained as a result of the carryback of any Kiewit Loss to offset income attributable to the Kiewit Group for any taxable period ending before or including the Split-Off Date; and
(y) Level 3 shall be entitled to 100% of any NOL Refund obtained as a result of the carryback of any Level 3 Loss to offset income attributable to the Level 3 Group, the PKS
Group or the Kiewit Group for any taxable period ending before or including the Split-Off Date. For purposes of this subsection (ii), Kiewit Losses shall be deemed to offset income generated by the Kiewit Group first.

			(iii) The application of any such carrybacks by any member of the Kiewit Group or the Level 3 Group shall be in accordance with the Code and the consolidated return
Treasury Regulations promulgated thereunder or applicable state or other Tax laws. To the extent permissible under applicable law, Kiewit Losses first shall offset income attributable to the Kiewit Group, and Level 3 Losses first shall offset income attributable to the Level 3 Group.

			(iv) The amount of any NOL Refund is limited to the net amount received (by refund, offset against other
Taxes or otherwise), net of any net Tax cost incurred by or allocated to either party resulting from such refund, including, without limitation, any alternative minimum Tax.
 The party receiving any NOL Refund shall pay the amount to which the other party is entitled to the other party within 5 business days after payment is received from a Taxing
Authority.

			(v) To the extent that the Kiewit Group realizes a Tax Benefit as the result of a carryback of a Level 3 Loss hereunder, Kiewit shall pay to Level 3 the amount of such Tax Benefit on the Due Date for the applicable Tax Return of the member of the Kiewit Group utilizing such Tax Benefit.
In the event that, subsequent to any such payment, any portion of such Tax Benefit is disallowed, Level 3 shall repay to Kiewit the amount paid by Kiewit with respect to that portion of the Tax Benefit.

			(vi) Notwithstanding this Section 3.8(b), each of the Kiewit Group and the Level 3 Group shall have the right, in its sole discretion, to make any available election, including the election under Section 172(b)(3) of the Code or Treasury Regulations Section 1.1502-21T(b)(3), which would eliminate or limit the carryback of any loss or credit generated by such group to any taxable period ending before or including the Split-Off Date.

		(c)	Filing Refund Claim.  Notwithstanding anything
herein to the contrary, the party making any refund claim pursuant to this Section 3.8 shall be responsible for preparing such refund claim, and Level 3 shall be responsible for filing such refund claim. Any such refund claim prepared by one party shall be subject to approval by the other party pursuant to
Section 2.7.

		Section III.9.  Other Allocations and Payments in
Respect of Tax Attributes.

		(a)	Tax Attributes determined on a consolidated
federal Income Tax basis for years ending before or including the Split-Off Date shall be allocated to members of the Level 3
Group, the Kiewit Group and the PKS Group in accordance with the Code and the Treasury Regulations promulgated thereunder. Level
3 and Kiewit jointly shall determine the amounts and proper allo-cation of such Tax Attributes as of the Split-Off Date and Level
3 and Kiewit hereby agree to compute their federal Income Tax liabilities for taxable years after the Split-Off Date consistent with that determination and allocation unless otherwise required pursuant to a Final Federal Determination.

		(b)	Tax attributes determined on a Combined State
Income Tax Return basis for years ending before or including the Split-Off Date shall be allocated to members of the Level 3
Group, the PKS Group and the Kiewit Group in accordance with applicable state or local law or regulation. Level 3 and Kiewit jointly shall determine the amounts and proper allocation of such attributes as of the Split-Off Date and Level 3 and Kiewit hereby agree to compute their tax liabilities for taxable years after the Split-Off Date consistent with that determination and allocation unless otherwise required pursuant to a State Determination or State Federal Audit Adjustment.

		(c)	Notwithstanding anything herein to the contrary,
to the extent permitted under applicable law, Level 3 or the appropriate member of the Level 3 Group shall be entitled to claim any available Income Tax deduction with respect to the exercise of an employee stock option granted on or prior to the Split-Off Date that originally entitled the holder to purchase
Class D Stock. For purposes of Sections 3.2 and 3.3, any such deduction to which Level 3 is entitled under applicable law shall be allocated 100% to the Level 3 Group. In the event that (i) neither Level 3 nor any member of the Level 3 Group is entitled to claim any such deduction under applicable law (including a Final Federal Determination or a State Determination) and (ii) a member of the Kiewit Group is entitled to claim such deduction, Kiewit shall pay to Level 3 the amount by which the allocation of federal and State Income Tax liability to the Kiewit Group is reduced as a result of claiming such deduction.

		(d)	Notwithstanding anything herein to the contrary,
to the extent permitted under applicable law, Level 3 or the appropriate member of the Level 3 Group shall be entitled to claim any Income Tax deduction with respect to sales of Class D
Stock on or prior to the Split-Off Date. For purposes of Sections 3.2 and 3.3, any such deduction to which Level 3 is entitled under applicable law shall be allocated 100% to the Level 3 Group. In the event that (i) neither Level 3 nor any member of the Level 3 Group is entitled to claim any such deduction under applicable law (including a Final Federal
Determination or a State Determination) and (ii) a member of the Kiewit Group is entitled to claim any such deduction, Kiewit shall pay to Level 3 the amount by which the allocation of federal and State Income Tax liability to the Kiewit Group is reduced as a result of claiming such deduction. Level 3 shall indemnify Kiewit from and against any Tax payable by any member of the Kiewit Group or the PKS Group with respect to sales of Class D Stock prior to the Split-Off Date.

		(e)	Notwithstanding anything herein to the contrary,
to the extent permitted under applicable law, the appropriate member of the Kiewit Group shall be entitled to claim any Income
Tax deduction with respect to sales of Class B Stock or Class C
Stock on or prior to the Split-Off Date. In the event that (i) no member of the Kiewit Group is entitled to claim any such deduction under applicable law (including a Final Federal
Determination or a State Determination) and (ii) Level 3 or any member of the Level 3 Group is entitled to claim such deduction, Level 3 shall pay to Kiewit the amount by which the allocation of federal and State Income Tax liability to the Level 3 Group is reduced as a result of claiming such deduction. Kiewit shall indemnify Level 3 from and against any Tax payable by any member of the Level 3 Group or the PKS Group with respect to sales of Class B Stock or Class C Stock prior to the Split-Off Date.

		(f)	Notwithstanding anything herein to the contrary,
to the extent permitted under applicable law, (i) any of the Level 3 Group, the Kiewit Group and the PKS Group may utilize credits with respect to the Nebraska Tax Credit Program to offset
State Income Tax for taxable periods or portions thereof ending on or prior to the Split-Off Date, and (ii) any such credits that have not been so utilized or that become available as a result of a Tax audit adjustment shall be allocated to the Level 3 Group.

		(g)	Notwithstanding anything herein to the contrary,
the Level 3 Group shall be liable for, and shall be entitled to receive any payments, Tax Benefits or other benefits arising from, the following: (i) any corporate-level Taxes imposed as a result of the MFS Spin-Off, including, without limitation, (x) corporate-level Income Taxes, if any, attributable to the failure of the MFS Spin-Off to qualify as a distribution and reorganization within the meaning of Sections 355 and 368 of the Code or similar provisions under state law and (y) federal or State Income Taxes attributable to recognition of gain under
Section 367(e) of the Code or a similar provision under state law or attributable to Intercompany Transactions or Excess Loss
Accounts or similar items under state law; (ii) any payment due or benefit arising as a result of a claim under the MFS Tax
Sharing Agreement or any of the Crown Agreements; and (iii) any Taxes arising as a result of the initial public offering of MFS stock in 1993.

		(h)	Notwithstanding anything herein to the contrary,
to the extent that Kiewit realizes a Tax Benefit or suffers a Tax
Detriment as the result of any payment made under either of the Covent Agreements, Kiewit shall pay to Level 3 an amount equal to such Tax Benefit or Level 3 shall pay to Kiewit an amount equal to such Tax Detriment, as the case may be.

		(i)	In the event that one party makes a payment to the
other with respect to any Tax Benefit or Tax Detriment hereunder and, subsequent to such payment, any portion of such Tax Benefit is disallowed or any portion of such Tax Detriment is refunded, the amount of such payment with respect to that portion of the Tax Benefit or Tax Detriment shall be repaid.

		(j)	Notwithstanding anything herein to the contrary,
any Tax incurred by PKS as a result of the acquisition or use of the Aircraft prior to the Split-Off Date shall be split equally between the Level 3 Group and the Kiewit Group. Any Tax incurred by PKS as a result of the transfer of a 40% undivided interest in the Aircraft on March 30, 1998, shall be allocated to the Level 3
Group, and any Tax incurred by PKS as a result of the transfer of a 60% undivided interest in the Aircraft to Kiewit shall be allocated 1/6 to the Level 3 Group and 5/6 to the Kiewit Group.
For periods or portions thereof ending on or prior to the Split-
Off Date, federal air transportation excise Tax paid with respect to usage of the Aircraft shall be allocated 75% to the Level 3
Group and 25% to the Kiewit Group.


                            	ARTICLE IV
   REPRESENTATIONS, RESTRICTIONS ON POST-SPLIT-OFF TRANSACTIONS AND
                    INDEMNIFICATION OBLIGATIONS

		Section IV.1. Representations and Restrictions on Each Party's Ability to Undertake Certain Post-Split-Off Transactions.


		(a)	Level 3 agrees that it will not, and will not
permit any member of the Level 3 Group to, enter into or engage in any transaction or arrangement that would cause the Split-Off to constitute part of a plan (or series of related transactions) described in Section 355(e)(2)(A)(ii) of the Code.

		(b)	Kiewit agrees that it will not, and will not
permit any member of the Kiewit Group to, enter into or engage in any transaction or arrangement that would cause the Split-Off to constitute part of a plan (or series of related transactions) described in Section 355(e)(2)(A)(ii) of the Code.

		(c)	In connection with the IRS Ruling and the Tax
Opinion, Level 3 shall be responsible for the representations made by PKS in the Ruling Request set forth in Section 1 of
Exhibit 4.1(c), and Kiewit shall be responsible for the representations made by PKS in the Ruling Request set forth in
Section 2 of Exhibit 4.1(c).

		Section IV.2. Level 3's Tax Indemnification of Kiewit.


		(a)	Notwithstanding any other provision of this
Agreement to the contrary, Level 3 shall indemnify and hold harmless, on an After-Tax Basis, each member of the Kiewit Group from and against all Taxes imposed upon the Kiewit Group, the PKS Group or the Level 3 Group that arise out of the failure of the Split-Off to qualify as a distribution and reorganization within the meaning of Sections 355 and 368 of the Code to the extent that any such failure to qualify results from the breach of (i) a representation set forth in Section 1 of Exhibit 4.1(c) or (ii) Level 3's obligations under Section 4.1(a).

		(b)	Notwithstanding any other provision of this
Agreement to the contrary, Level 3 shall indemnify and hold harmless, on an After-Tax Basis, any member of the Kiewit Group with respect to any liability, cost or expenses, including, without limitation, any fine, penalty, interest, charge or accountant's or attorney's fee, arising out of fraudulent preparation of any Tax Return required to be prepared by Level 3 or any member of the Level 3 Group hereunder.

		Section IV.3. Kiewit's Tax Indemnification of Level 3.


		(a)	Notwithstanding any other provision of this
Agreement to the contrary, Kiewit shall indemnify and hold harmless, on an After-Tax Basis, Level 3 and each member of the Level 3 Group from and against all Taxes imposed upon the Level 3 Group, the PKS Group or the Kiewit Group that arise out of the failure of the Split-Off to qualify as a distribution and reorganization within the meaning of Sections 355 and 368 of the Code to the extent that any such failure to qualify results from the breach of (i) a representation set forth in Section 2 of
Exhibit 4.1(c) or (ii) Kiewit's obligations under Section 4.1(b).

		(b)	Notwithstanding any other provision of this
Agreement to the contrary, Kiewit shall indemnify and hold harmless, on an After-Tax Basis, any member of the Level 3 Group or the PKS Group with respect to any liability, cost or expenses, including, without limitation, any fine, penalty, interest, charge or accountant's or attorney's fee, arising out of fraudulent preparation of any Tax Return required to be prepared by Kiewit hereunder.

		Section IV.4. Liquidated Damages for Shareholder-Level Tax. In the event of a Final Federal Determination that the Split-Off fails to qualify as a distribution and reorganization within the meaning of Sections 355 and 368 of the Code, then (i) if Level 3 is entitled to indemnification from Kiewit under
Section 4.3(a), Level 3 shall have no liability with respect to such failure, (ii) if neither party is entitled to indemnification from the other under Section 4.2(a) or 4.3(a), Level 3 shall pay $7.5 million to Kiewit and (iii) if Kiewit is entitled to indemnification under Section 4.2(a), Level 3 shall pay $15 million to Kiewit. In each case, such payment shall be in addition to any other amounts to which Kiewit is entitled hereunder. Kiewit shall indemnify and hold harmless, on an After-Tax Basis, any member of the Level 3 Group or the PKS Group from and against any liability that may arise as the result of any liability of any person or entity that is a shareholder of Kiewit immediately after the Split-Off (or such shareholder's successor) for any Tax incurred by such person or entity in such capacity resulting from the failure of the Split-Off to qualify as a distribution and reorganization within the meaning of Sections 355 and 368 of the Code; provided, however, that if Kiewit is entitled to indemnification under Section 4.2(a), Kiewit's indemnification of Level 3 under this Section 4.4 shall not exceed the amount paid by Level 3 to Kiewit pursuant to (iii) above.

		Section IV.5. Breach. Level 3 shall indemnify and hold harmless each member of the Kiewit Group, and Kiewit shall indemnify and hold harmless each member of the Level 3 Group, in each case on an After-Tax Basis, from and against any payment required to be made by the indemnified party, as the case may be, as a result of the breach by a member of the Level 3 Group or the Kiewit Group, as the case may be, of any payment obligation under this Agreement.

                            	ARTICLE V
             	COOPERATION AND EXCHANGE OF INFORMATION

		SECTION V.1.  Cooperation.

		(a)	Unless otherwise provided herein, Level 3 and
Kiewit shall cooperate (and shall cause each of their affiliates to cooperate) fully at such times and to the extent reasonably requested by the other party in connection with the preparation and filing of any Tax Return or the conduct of any audit, dispute, proceeding, suit or Tax action concerning any issues or any other matter contemplated hereunder. Such cooperation shall include, without limitation, (i) the provision by Level 3 or Kiewit, as the case may be, upon reasonable request by the other party (no later than 15 days following such request), of Tax
Returns, related work papers and accounting information, books, records, documentation and other information in such party's possession, as reasonably required by the requesting party for the preparation of any Tax Return (including, without limitation, the analysis or investigation of any Tax Item or potential Tax
Item) or for the handling of or participation in any audit or Tax Controversy; (ii) the preparation and/or provision of additional information with respect to an explanation of the Tax Practices and material provided under clause (i) of this section (except in either circumstance where an attorney-client or attorney work product privilege exists with respect to such information); (iii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return by any member of the Level 3 Group, the PKS Group or the Kiewit Group, or in connection with any audit, proceeding, suit or action addressed in the preceding sentence; and (iv) the use of the parties' reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be reasonably necessary or helpful in connection with the foregoing. In addition, each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

		(b)	In connection with Section 5.1(a) above, each
party agrees to maintain all Tax Returns and related workpapers, supporting schedules and other documentation concerning Tax Items or Tax Practices included in such Tax Returns until the later of
(x) the expiration of the applicable federal and state statutes of limitation (giving effect to any extension, waiver, or mitigation thereof) and (y) in the event any claim has been made under this Agreement for which such information is relevant, the occurrence of a Final Federal Determination or State
Determination with respect to such claim.

		(c)	Each party shall provide notice to the other party
of any Tax Controversy no more than 5 days after notification thereof that relates to a Tax of the other party or could give rise to the liability of the other party to make a payment pursuant to this Agreement (a "Liability Issue"). Without limiting the generality of the foregoing, Level 3 and Kiewit each shall promptly furnish to the other a copy of any notice, inquiry, correspondence or document relating to such Tax
Controversy, including, without limitation, any notice, correspondence or document relating to any such Tax Controversy received by Level 3 or any member of the Level 3 Group or by Kiewit or any member of the Kiewit Group, as the case may be, from any Taxing Authority or any other administrative, judicial, or other governmental authority.

		(d)	To the extent that either party receives from a
third party any payment, notice, inquiry, correspondence or other document that belongs to the other party, the party receiving the payment, notice, inquiry, correspondence or other document shall promptly deliver such item to the party to which it belongs.

		(e)	If a party fails to comply with the requirements
of the cooperation provisions set forth in this Section 5.1, such party shall not be liable for such failure to the extent that the other party is not prejudiced thereby. If a party inadvertently destroys or loses books, records, documentation or other information listed in Section 5.1(a) or (b) above, such party shall not be liable to the other party for the failure to maintain such information or to provide such information upon request other than liability for any Tax imposed as a result of the failure to provide such information to a Taxing Authority.

		Section V.2.  Audits and Tax Controversies.  In
addition to the provisions of Section 5.1:

		(a)	Audits.  Kiewit shall control the handling of any
agent-level audit, review or examination involving a Tax Return of the Consolidated Group or a Combined State Income Tax Return for taxable periods ending on or before December 31, 1997, prior to the point in time, if any, when such audit, review or examination gives rise to a Tax Controversy. Level 3 shall control the handling of any agent-level audit, review or examination involving Tax Returns of the Consolidated Group or a Combined Group for taxable periods including the Split-Off Date prior to the point in time, if any, when such audit, review or examination gives rise to a Tax Controversy. In each case, the group controlling audits will keep the other group reasonably informed of issues relating to that other group and will allow such other group to participate in the handling of such issues where reasonable. In the event that an audit, review or examination gives rise to a Tax Controversy, control of such Tax
Controversy shall be governed by the provisions in Sections
5.2(b) through (k) below.

		(b)	Federal Income Tax Controversies-- Kiewit.  Kiewit
shall control the handling of any federal Income Tax Controversy involving a federal Income Tax Return of the Consolidated Group for taxable periods ending on or before December 31, 1997;
provided, however, that, to the extent any federal Income Tax
Controversy, the handling of which Kiewit controls pursuant to this Section 5.2(b), relates to a Liability Issue for federal
Income Tax with respect to a member of the Level 3 Group or the PKS Group, (i) Level 3 may participate in the handling of such Tax Controversy and (ii) Kiewit shall not settle such Tax
Controversy with respect to such Liability Issue without Level
3's prior written consent (which shall not be unreasonably withheld).

		(c)	Federal Income Tax Controversies- Level 3.  Level
3 shall control the handling of any federal Income Tax
Controversy involving the federal Income Tax Return of the Consolidated Group for the Taxable Year 1998; provided, however, that, to the extent any federal Income Tax Controversy, the handling of which Level 3 controls pursuant to this Section
5.2(c), relates to a Liability Issue for federal Income Tax with respect to a member of the Kiewit Group or the PKS Group, (i)
Kiewit may participate in the handling of such Tax Controversy and (ii) Level 3 shall not settle such Tax Controversy with respect to such Liability Issue without Kiewit's prior written consent (which shall not be unreasonably withheld).

		(d)	Combined State Income Tax Return Controversies--
Kiewit. Kiewit shall control the handling of any Tax Controversy involving a Combined State Income Tax Return for taxable periods ending on or before December 31, 1997; provided, however, that, to the extent any Tax Controversy, the handling of which Kiewit controls under this Section 5.2(d), relates to a Liability Issue with respect to a member of the Level 3 Group or the PKS Group,
(i) Level 3 may participate in the handling of such Tax
Controversy and (ii) Kiewit shall not settle the Tax Controversy with respect to such Liability Issue without Level 3's prior written consent (which shall not be unreasonably withheld).

		(e)	Combined State Income Tax Return Controversies-
Level 3.  Level 3 shall control the handling of any Tax
Controversy involving a Combined State Income Tax Return for a taxable period including the Split-Off Date; provided, however, that, to the extent any Tax Controversy, the handling of which Level 3 controls under this Section 5.2(e), relates to a Liability Issue with respect to a member of the Kiewit Group or the PKS Group, (i) Kiewit may participate in the handling of such Tax Controversy and (ii) Level 3 shall not settle the Tax
Controversy with respect to such Liability Issue without Kiewit's prior written consent (which shall not be unreasonably withheld).

		(f)	Tax Controversy Resulting from Breach.
Notwithstanding the foregoing, in the event that a Tax Controversy relates primarily to Taxes incurred as a result of one party's breach of any of its obligations under Section 4.1 or representations made by such party as set forth in Exhibit 4.1(c), such party shall control the handling of such Tax Controversy; provided, however, that, to the extent such Tax Controversy also relates to a Liability Issue with respect to the other party, such other party may participate in the handling of such Tax Controversy.

		(g)	Other Taxes of PKS- Audits and Controversies.
Kiewit shall control the handling of any agent-level audit, review or examination relating to Other Taxes imposed on the PKS Group and will keep Level 3 reasonably informed of issues relating to the Level 3 Group and will allow Level 3 to participate in the handling of such issues where reasonable. In the event of a Tax Controversy relating to Other Taxes imposed on the PKS Group, Kiewit shall control the handling of such Tax Controversy; provided, however, that Level 3 may participate in the handling of such Tax Controversy and Kiewit shall not settle such Tax Controversy without Level 3's prior written consent
(which shall not be unreasonably withheld).

		(h)	Participation Rights.  The participation rights
described in these Sections 5.2(b) through (g) shall include participation in all conferences, meetings or proceedings with the IRS or relevant Taxing Authority, the subject matter of which includes the Liability Issue, participation in all appearances before any court, the subject matter of which includes the Liability Issue and participation in the preparation of documentation, protests, memoranda of fact and law and briefs with respect to the Liability Issue.

		(i)	Separate Return Tax Audits and Controversies.
Subject to Section 5.2(j), (i) Kiewit shall have absolute control of any audit or Tax Controversy involving a Tax Return of a member of the Kiewit Group other than a Tax Return of the Consolidated Group or a Combined State Income Tax Return and (ii)
Level 3 shall have absolute control of any audit or Tax
Controversy involving a Tax Return of a member of the Level 3
Group other than a Tax Return of the Consolidated Group or a Combined Group.

		(j)	Proposed Combinations.  In the event that any
Taxing Authority proposes in writing (which shall include an information document request, letter or other document that inquires about the structure or tax filings of the other party's group) that members of one group be included in a unitary, combined or consolidated group with members of another group with respect to a Tax Return that was not filed as a Combined State
Income Tax Return, (x) the party receiving notice of such proposal shall promptly furnish to the other party a copy of such request, letter or other document, and (y) the other party may participate in the preparation of written responses with respect to such proposal.

		(k)	Statute of Limitations Extensions.  In the event
that one party is requested or wishes to extend the applicable statute of limitations for assessment and/or refund with respect to any federal Income Tax Return of the Consolidated Group or any
 Combined State Income Tax Return (a "Proposed Extension"), the party requested or wishing to extend the statute of limitations
(the "Extending Party") must promptly notify the other party of its intent to extend such statute. The other party has 5 days from the date of such notification to object to such Proposed
Extension.  If the other party objects to such Proposed Extension
(the "Objecting Party"), the parties shall review, on a timely basis, the Proposed Extension in light of potential Liability
Issues of the Objecting Party with respect to such Tax Return, taking into account the following exclusive criteria: (A) the facts relating to such Liability Issues; (B) the applicable law, if any, with respect to such Liability Issues; (C) the position of the applicable Taxing Authority with respect to any assessment, proposed assessment, adjustment, determination, protest, litigation, or settlement of such Liability Issues; (D) the strength of the factual and legal arguments made by Extending
Party; (E) the strength of the factual and legal arguments being made by the Objecting Party; (F) the effect of any adjustment with respect to the Liability Issues on other taxable periods and on other positions taken or proposed to be taken in Tax Returns filed or proposed to be filed by the Objecting Party; (G) the realistic possibility of avoiding examination of potential, non-frivolous Liability Issues of the Objecting Party; and (H) the benefits to the Extending Party in making the Proposed Extension, and the strategy and rationale with respect to the Extending
Party's wish to make the Proposed Extension. If the parties cannot mutually agree upon a course of action with respect to the Proposed Extension, the issue shall be decided pursuant to
Article VI on a timely basis.

		Section V.3. Information for Shareholders. Kiewit shall prepare and deliver to Level 3, and Level 3 shall provide to each shareholder that receives stock of Kiewit pursuant to the Split-Off, the information necessary for such shareholder to comply with the requirements of the Code and the Treasury
Regulations thereunder with respect to statements that such shareholder must file with its federal Income Tax Returns in connection with the Split-Off.

		Section V.4. Earnings and Profits. The parties shall mutually agree upon the amount of PKS's earnings and profits that are properly allocated to the Level 3 Group and the Kiewit Group at the time of the Split-Off under Treasury regulation Section
1.312-10.

		Section V.5.  Compensation.

		(a)	Level 3 has agreed to pay to Kiewit $900,000 plus
other reasonable out-of-pocket costs for services provided by Kiewit hereunder through November, 1998, which shall include
Kiewit's preparation of Tax Returns hereunder for the Taxable
Year 1997, audits the handling of which Kiewit controls hereunder and other routine items relating to Kiewit's obligations hereunder.

		(b)	Notwithstanding the provisions in (a) above, Level
3 and Kiewit shall each bear 50% of the cost of hiring any outside assistance necessary to prepare Tax Returns as mutually agreed by the parties with respect to the Taxable Year 1997.

		(c)	With respect to any other services provided by one
party in connection with Taxes for which the other party is liable hereunder, such other party shall reimburse the party providing such services for its reasonable costs (including reasonable compensation for its employees' time, out-of-pocket expenses and other costs of providing such services).


                         	ARTICLE VI
                    	DISPUTE RESOLUTION

		Section VI.1. Good Faith Negotiation. In the event of any dispute or disagreement relating to this Agreement, including, without limitation, any dispute or disagreement with respect to the calculation or allocation of liability for Taxes or Tax Attributes hereunder, the manner of preparing any Tax
Return or the meaning of any provision in this Agreement, senior management of the parties shall negotiate in good faith and attempt to resolve the dispute or disagreement.

		Section VI.2. Arbitration. In the event that senior management is unable to resolve any dispute or disagreement pursuant to Section 6.1, the parties shall submit the matter to an arbitration panel. The arbitration panel shall be composed of three members; Level 3 and Kiewit shall each appoint one member
(who shall not be an employee, officer or director, professional consultant (including, without limitation, outside attorney or accountant) or otherwise related to the appointing party) within 15 days after the matter has been submitted to arbitration. If either party fails to appoint its arbitrator within such 15 day period, the other party may apply to the American Arbitration Association (the "AAA") to appoint an arbitrator on behalf of the party that has failed to appoint its arbitrator. The two arbitrators appointed by or on behalf of the parties shall jointly appoint a third arbitrator who shall chair the arbitration panel. If the two arbitrators cannot agree on a third arbitrator, the third arbitrator shall be appointed by the AAA. The arbitration proceedings shall take place in Chicago, Illinois, and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA. The decision of the arbitration panel with respect to such dispute or disagreement shall be final and binding on the parties hereunder. All expenses of such arbitration proceedings shall be allocated between Level 3 and Kiewit in proportion to each party's liability with respect to the issue submitted to arbitration.

		Section VI.3.  Timing of Payments.  All amounts
determined pursuant to Sections 6.1 or 6.2 to be payable by one party to the other shall be due and payable on or before the date that is 5 days after the determination that such amount is payable.


                           	ARTICLE VII
                          	MISCELLANEOUS

		Section VII.1. Timing of Certain Payments. Except as otherwise provided herein, upon payment of any Taxes with respect to which a party is entitled to receive indemnification hereunder, such party (the "Indemnified Party") shall send the other party (the "Indemnifying Party") a notice accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particular facts relating thereto. Except as otherwise provided herein, the Indemnifying
Party (or one or more of its affiliates) shall remit payment for Taxes for which the Indemnifying Party is liable hereunder to the Indemnified Party (or one or more of its affiliates) no later than 30 days of receipt of such notice, evidence of payment and statement.

		Section VII.2.  Net of Tax Benefits.  If any
Indemnified Party realizes a Tax Benefit or a Tax Detriment by reason of having incurred any Tax for which such Indemnified Party is entitled to receive indemnification hereunder (including a Tax Detriment realized by reason of having received an indemnity payment hereunder with respect to such Tax), then such Indemnified Party shall pay to the Indemnifying Party an amount equal to the Tax Benefit, or such Indemnifying Party shall pay to such Indemnified Party an additional amount equal to the Tax Detriment (taking into account any Tax Detriment resulting from the receipt of such additional amounts), as the case may be. In the event that, subsequent to such payment, any portion of such Tax Benefit is disallowed or any portion of such Tax Detriment is refunded, the amount paid by one party to the other with respect to that portion of the Tax Benefit or Tax Detriment shall be repaid.

		Section VII.3. Characterization of Payments. The parties agree to treat, and to cause their respective affiliates to treat, (i) any payment between Level 3 and Kiewit required by this Agreement (other than a payment pursuant to Section 7.4 or Section 5.5) or by the Separation Agreement, where appropriate, as either a contribution by Level 3 to Kiewit or a distribution by Kiewit to Level 3, as the case may be, occurring immediately prior to the Split-Off and (ii) any payment of interest or non-federal Income Taxes by or to a Taxing Authority as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain the economic benefit of such payment or required under this Agreement to bear the economic burden of such payment, in either case, except as otherwise mandated by applicable law; provided, however, that in the event it is determined as a result of a Final Federal Determination or State Determination that any such treatment is not permissible, (x) the payment in question shall be adjusted to place the parties in the same after-Tax position in which they would have been prior to such Final Federal Determination or State Determination and (y) to the extent that the parties cannot be placed in such after-Tax position, each of Kiewit and Level 3 shall be liable for 50% of any Tax Detriment resulting from the disallowance of such treatment.

		Section VII.4.  Interest on Overdue Payments.	Any
payment that is required to be made pursuant to this Agreement
(i) by any member of the Kiewit Group to any member of the Level
3 Group or (ii) by any member of the Level 3 Group to any member of the Kiewit Group that is not made on or prior to the date that such payment is required to be made pursuant by this Agreement shall thereafter bear interest at the rate established for underpayments pursuant to Section 6621(c) of the Code, compounded daily.

		Section VII.5. Payments by Wire Transfer. Any payment that is required to be made pursuant to this Agreement (i) by any member of the Kiewit Group to any member of the Level 3 Group or
(ii) by any member of the Level 3 Group to any member of the Kiewit Group, shall be made by wire transfer of immediately available funds, provided, however, that if the amount of any payment is less than $10,000, such payment may be made in a form other than a wire transfer.

		Section VII.6. No Double Recovery. Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification hereunder for any amount to the extent such party has otherwise been reimbursed for such amount.

		Section VII.7. Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed given upon delivery if delivered personally, upon mailing if sent by certified mail, return receipt requested, postage prepaid, or upon completion of transmission if sent by telecopy or facsimile, to the parties at the following address:

Level 3 at:	 Level 3 Communications, Inc.
           		3555 Farnam Street
           		Omaha, Nebraska  68131
           		Attn:  Brian R. Hedlund, Esq.
           		Fax:  402-536-3637


Kiewit at:  	Peter Kiewit Sons', Inc.
           		1000 Kiewit Plaza
           		Omaha, Nebraska  68131
           		Attn:  Tobin A. Schropp, Esq.
           		Fax:  402-271-2983

		Section VII.8. Complete Agreement. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof, and supersedes all prior agreements, whether or not written, in respect of any Tax between or among any member or members of the Level 3 Group, on the one hand, and any member or members of the Kiewit Group, on the other hand, including, without limitation, the Federal Tax Sharing Agreements and the State Tax Sharing Policy for taxable years beginning after December 28, 1991, by and among Peter Kiewit Son's, Inc., KCG, KMG and KDG other than the Separation Agreement, to the extent that any provision therein relates to Taxes, the Stock Redemption Agreement between KDG and Kiewit Investment Management Corp., dated March 31, 1998, the Amended and Restated Management Service Agreement between KMG and KCP, dated March 31, 1998, and any construction contract, or construction provision in any other agreement, entered into in the ordinary course of business. This Agreement may not be amended except by an agreement in writing, signed by the parties hereto.

		Section VII.9. Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware.

		Section VII.10. Application to Subsidiaries. This Agreement is entered into by Level 3 and Kiewit on behalf of themselves and each member of the Level 3 Group and the Kiewit
Group, respectively. This Agreement constitutes a direct obligation of each such member.

		Section VII.11.  Descriptive Titles and Headings.
Descriptive titles and section headings used in this Agreement are for convenience and reference only and shall not affect the construction of this Agreement.

		Section VII.12. Successors and Assigns. A party's rights and obligations under this Agreement may not be assigned without the prior written consent of the other party. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

		Section VII.13. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties to this Agreement and their respective subsidiaries and shall not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

		Section VII.14. Legal Enforceability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions. Any prohibition or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable the provision in any other jurisdiction. In the event that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties agree to negotiate in good faith in order to put themselves in the same positions that they would have been in had such provision not been prohibited or unenforceable.

		Section VII.15. Expenses. Unless otherwise expressly provided in this Agreement, each party shall bear any and all expenses that arise from their respective obligations under this Agreement.

		Section VII.16. Confidentiality. Each party shall hold and cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives whether pursuant to this Agreement or otherwise (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Section 7.16. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

		Section VII.17. 	Agreement in Two Counterparts.
This Agreement may be signed in two counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

		IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                   PETER KIEWIT SONS', INC.


                                   /s/ James Q. Crowe
                                   _______________________________
                                   By:	James Q. Crowe
                                   Title:	Executive Vice President



                                   PKS HOLDINGS, INC.


                                   /s/ Kenneth E. Stinson
                                   _________________________________________
                                   By:	Kenneth E. Stinson
                                   Title:	President & Chief Executive Officer